Exhibit 8.2

[LETTERHEAD OF GOUGH, SHANAHAN, JOHNSON & WATERMAN, PLLP]

February 12, 2010

Boards of Directors

Eagle Financial MHC

Eagle Bancorp

American Federal Savings Bank

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, Montana 59601

Ladies and Gentlemen:

You have requested this firm’s opinion regarding Montana income tax consequences that could result from the conversion of Eagle Financial MHC, a federal mutual holding company into the capital stock form of organization, as effectuated pursuant to the two integrated transactions described below.

In connection herewith we have relied on the assumption that the relevant facts of the transaction are as described by the federal tax opinion letter of Nixon Peabody LLP as set forth verbatim in full below under the heading “Description of Proposed Transactions”. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan of Conversion and Reorganization of Eagle Financial MHC (the “Plan”).

Our opinion is based on existing Montana tax provisions and, since Montana tax law and policy closely follows federal tax law, on existing provisions of the Internal Revenue Code of 1986, as amended and regulations promulgated thereunder.

Gough, Shanahan, Johnson & Waterman, PLLP

Boards of Directors

February 12, 2010

Page - 2 -

This opinion is as of the date hereof, and we assume no obligation to advise you of any change subsequent to this date.

Description of Proposed Transactions

We are advised the following facts are true and assume them to be true. American Federal Savings Bank (the “Bank”) is a federally-chartered savings bank headquartered in Helena, Montana. It was originally founded in 1922 as a Montana chartered building and loan association. In 1975, it adopted a federal thrift charter and, in 2000, reorganized from the mutual structure into the mutual holding company structure, thereby becoming partially stockholder-owned. The Bank became the wholly owned subsidiary of Eagle Bancorp, a federal corporation (the “Mid-Tier Holding Company”) in 2000. The majority of the outstanding shares of common stock of the Mid-Tier Holding Company, approximately 60.4%, are owned by the Mutual Holding Company. A minority of the outstanding shares of common stock of Mid-Tier Holding Company, approximately 39.6%, is owned by public stockholders. The Mutual Holding Company is a mutual holding company with no stockholders.

Within the last six months, the Boards of Directors of the Mutual Holding Company, the Holding Company, the Mid-Tier Holding Company, and the Bank have adopted the Plan providing for the Conversion of the Mutual Holding Company from a federally chartered mutual holding company to the capital stock form of organization. A new Delaware stock corporation, the Holding Company, was incorporated in December 2009 as part of the Conversion and will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and will issue Holding Company Common Stock in the Conversion.

At the present time, two transactions referred to as the “MHC Merger” and the “Mid-Tier Merger” are being undertaken. Pursuant to the Plan, the Conversion will be effected in the following steps, in such order as is necessary to consummate the Conversion:

Gough, Shanahan, Johnson & Waterman, PLLP

Boards of Directors

February 12, 2010

Page - 3 -

(1) The Mid-Tier Holding Company will establish the Holding Company as a first-tier Delaware-chartered stock holding company subsidiary.

(2) The Mutual Holding Company will merge with and into the Mid-Tier Holding Company (the “MHC Merger”) pursuant to the Agreement and Plan of Merger as attached to the opinion letter of Nixon Peabody LLP. The members of the Mutual Holding Company will automatically, without any further action on the part of the holders thereof, constructively receive liquidation interests in Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company.

(3) Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with and into the Holding Company (the “Mid-Tier Merger”) with the Holding Company as the resulting entity pursuant to the Agreement and Plan of Merger as part of the Mid-Tier Merger, the liquidation interests in Mid-Tier Holding Company constructively received by the members of Mutual Holding Company immediately prior to Conversion will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account and the Minority Shares be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio.

(4) Immediately after the Mid-Tier Merger, the Holding Company will offer for sale its Common Stock in the Offering.

(5) The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in exchange for common stock of the Bank and the Bank Liquidation Account.

Following the Conversion, a Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 19 of the Plan, the Liquidation Account will be equal to the product of (a) the percentage of the outstanding shares of the common stock of the Mid-Tier Holding Company owned by the Mutual Holding Company multiplied by (b) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus utilized in the Conversion. In turn, the Holding Company will hold the Bank Liquidation Account as described in Section 19 of the Plan.

Gough, Shanahan, Johnson & Waterman, PLLP

Boards of Directors

February 12, 2010

Page - 4 -

All of the then-outstanding shares of Mid-Tier Holding Company common stock owned by the Minority Stockholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio that ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held Mid-Tier Holding Company common stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares of Holding Company Common Stock in the Offering and receipt of cash in lieu of fractional shares. Immediately following the Mid-Tier Merger, additional shares of Holding Company Common Stock will be sold to depositors and former shareholders of the Bank and Mid-Tier Holding Company and to members of the public in the Offering.

As a result of the Mid-Tier Merger and the MHC Merger, the Holding Company will be a publicly-held corporation, will register the Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The stockholders of the Holding Company will be the former Minority Stockholders of the Mid-Tier Holding Company immediately prior to the MHC Merger, plus those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to depositors of the Bank who have account balances of $50.00 or more as of the close of business on November 30, 2008 (“Eligible Account Holders”), the Bank’s tax-qualified employee plans (“Employee Plans”), depositors of the Bank who have account balances of $50.00 or more as of the close of business on the Supplemental Eligibility Record Date (“Supplemental Eligible Account Holders”), and depositors of the Bank as of the Voting Record Date (other than Eligible Account Holders and Supplemental Eligible Account Holders) and borrowers of the Bank as of April 4, 2000 whose borrowings remain outstanding as of the Voting Record Date (collectively, “Other Members”).

Gough, Shanahan, Johnson & Waterman, PLLP

Boards of Directors

February 12, 2010

Page - 5 -

Subscription rights are nontransferable. The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the subscription offering, if any, for sale in a community offering to certain members of the general public.

Legal Analysis

For all material purposes relevant to this transaction, the tax, if any, imposed on the involved corporations by the State of Montana is the Corporation License Tax as set forth in Title 15, Chapter 31 of the Montana Code Annotated.

For all material purposes relevant to this transaction, Montana law relating to the Corporation License Tax follows federal tax law for purposes of determining whether the contemplated transaction as described above will be a taxable event.

Further, for all material purposes relevant to this transaction, the determination under Montana tax law of whether the contemplated transaction as described above will be a taxable event with respect to individual account holders receiving subscription rights follows federal tax law in every material respect.

Opinion

Based on the foregoing description of the transaction and in reliance on the conclusions in the federal tax opinion offered by Nixon Peabody LLP with respect to federal tax ramifications, we express the following opinions and qualifications.

1. To the extent the Conversion qualifies as a “tax-free” event under the Internal Revenue Code of 1986, as amended, then that Conversion will likewise not result in any corporate income tax liabilities under Montana law.

2. To the extent the issuance of the non-transferrable subscription rights will not result in any federal income tax liability to the account holders, then that issuance will likewise not result in any Montana income tax liability to those same account holders.

Gough, Shanahan, Johnson & Waterman, PLLP

Boards of Directors

February 12, 2010

Page - 6 -

Since this letter is provided in advance of the closing of the Conversion, we have assumed that such transactions will be consummated. Any change to the Plan could cause us to modify the opinions expressed herein.

In providing our opinion, we have considered the provisions of Montana tax law and its interplay with the Internal Revenue Code of 1986, as amended, Montana tax regulations and judicial decisions to date. A change in the authorities upon which our opinion is based could affect our conclusions. Moreover, there can be no assurances that our opinion expressed herein, if challenged, will be accepted by the State of Montana.

We specifically express no opinion concerning tax matters relating to the Plan under the Federal income tax laws but have relied on the opinions of Nixon Peabody LLP relating to the application of federal tax laws.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

Sincerely yours,

GOUGH, SHANAHAN, JOHNSON & WATERMAN, PLLP

/s/ Jock O. Anderson
Jock O. Anderson